UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                IPVoice.com, Inc.
             ------------------------------------------------------
                 (Name of small business issuer in its charter)

         Nevada                                               65-0729900
- -----------------------------                      -------------------------
(State or other jurisdiction                         (I.R.S. Employer or
of incorporation organization)                       Identification No.)

5050 No. 19th Avenue
Suite 416/417
Phoenix, AZ                                                        85015
- -------------------------------------------         -------------------------
(Address of principal place of business)                        (zip code)

                                IPVOICE.COM, INC.
                   CONSULTANT/EMPLOYEE STOCK COMPENSATION PLAN
             ------------------------------------------------------
                            (Full title of the plan)

                         Barbara Will, President
                         IPVoice.com, Inc.
                         5050 No. 19th Avenue, Suite 416/417
                         Phoenix, AZ 85015
                         (602) 335-1231
         --------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Copies to:
                         Mercedes Travis, Esq.
                         Mintmire & Associates
                         265 Sunrise Avenue, Suite 204
                         Palm Beach, FL 33480
                         (561) 832-5696

                         CALCULATION OF REGISTRATION FEE

TITLE OF           PROPOSED       PROPOSED    MAXIMUM      AMOUNT OF
SECURITIES         AMOUNT         MAXIMUM     AGGREGATE    REGISTRATION
TO BE              TO BE          OFFERING    OFFERING     FEE (1)
REGISTERED         REGISTERED     PRICE       PRICE
                                  PER SHARE   PER SHARE
----------------   -------------  ---------   -----------  ------------
Common Stock        300,000 (2)   3.375       3.35         $281.48
$.001 par value



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(1)  Estimated  pursuant  to Rule  457(c) and 457(h)  solely for the  purpose of calculating the Registration Fee, which is based on the closing sale price of the Company's Common Stock on February 25, 2000 as reported on the OTC Electronic Bulletin Board.

(2) Represents the maximum number of shares which may be issued under the IPVoice.com, Inc. Consultant/Employee Stock Compensation Plan (the "Plan").

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

         The following documents which have been heretofore filed with the Securities and Exchange Commission (the "Commission") by the Registrant pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Registration Statement:

     (1)  The Registrant's Initial Report on Form l0SB filed on November 3, 1999

     (2) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act since the end of the period covered by the Form 10SB referred to above and Form 10QSB filed on December 23, 1999 for the quarter ended September 30, 1999; and

     (3) The description of the Common Stock of the Registrant contained in the Form 10SB referred to above.

         All documents filed by the Registrant  with the Commission  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such docum nts.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

         The Company's Articles of Incorporation provide that: no director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of any duty as a director or officers involving any act or omission of any such director or officer. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of the law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transactions from which the director derived an improper personal benefit. Any



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repeal or  modification  of this Article by the  stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

         The Company's Bylaws provide that no Officer or Director shall be personally liable for any obligations for the Corporation or for any duties or obligations arising out of any acts or conduct of said Officer or Director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a Director or Officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have heretofore or hereafter taken or omitted to have been taken by him as such Director or Officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the Nevada Revised Statutes.. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, event though not specifically herein provided for. The Corporation, it's Directors, Officers, employees and agents shall be fully protected in taking any action or making any payment, or in refusing so to do in reliance upon the advice of counsel.

         The Nevada Revised Statutes ("NRS") provide that: (1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order settlement, conviction or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful and (2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believes to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitles to indemnify for such expenses as the court deems proper.



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      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

         The statutes also provide that any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (1) by the stockholders; (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;
(3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         The articles of incorporation, the bylaws or an arrangement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsequent do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

         The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (1) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action and (2) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Item 7. Exemption from Registration Claimed.

         Not applicable.

Item 8. Exhibits.

5.1    *    Opinion of Mintmire & Associates

10.35  *    IPVoice.com, Inc. Consultant/Employee Stock Compensation Plan

23.1   *    Consent of Durland & Company, CPAs, P.A.

23.2 Consent of Mintmire & Associates (contained in the opinion filed as Exhibit 5.1 hereof)

(* filed herewith)



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Item 9. Undertakings.

The Registrant hereby undertakes:

 (a) (1) to file, during any period in which it offers or sells securities, a post effective amendment to this registration statement to include any prospectus required by Section 10(a) (3) of the Securities Act;

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

     (3) to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of this counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf, in the City of Phoenix, Arizona, on February 25, 2000.

                            IPVoice.com, Inc.

                            By: /s/ Barbara S.  Will
                               ---------------------
                               Barbara S.  Will,
                               President and Chief Operating Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                Title                                     Date
--------------------     ----------------------------      ------------------

/s/James K.  Howson      Chairman of the Board             February 25, 2000
- ------------------     and Chief Executive Officer
 James K.  Howson

/s/Barbara S.  Will      President and Chief Operating     February 25, 2000
- ------------------     Officer and Director
Barbara S.  Will

/s/Anthony K.  Welch     Senior Vice President of Research February 25, 2000
- ------------------     and Development  and Director
Anthony K.  Welch

/s/Russell Watson        Director                          February 25, 2000
- ------------------
 Russell Watson